Dennis Shogren Chief Executive Officer (951) 943-8800	Ken Cragun Chief Financial Officer (951) 943-8889	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS, INC. RECEIVES NASDAQ 180-DAY NOTICE

Perris, Calif. - January 18, 2008 - Modtech Holdings, Inc. (Nasdaq: MODT) announced that on January 16, 2008 it received from The Nasdaq Stock Market a letter indicating that the Company is not in compliance with the $1.00 minimum closing bid price per share requirement for its common stock as set forth in Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), Modtech has been provided 180 calendar days, or until July 14, 2008, to regain compliance. During this period the Company’s shares will continue to trade on The Nasdaq Global Market. The Nasdaq Stock Market has indicated that if before July 14, 2008 the closing bid price of Modtech's common stock is $1.00 or more per share for a minimum of 10 consecutive business days, it will provide the Company with written notification that it has achieved compliance with Rule 4450(a)(5).

If Modtech cannot demonstrate compliance by July 14, 2008, its common stock will be subject to delisting from The Nasdaq Global Market. At that time, Modtech could either appeal the delisting determination to a Listing Qualifications Panel or apply to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion, other than the minimum bid price as set forth in Marketplace Rule 4310(c). If such an application were approved, the Company would be afforded the remainder of an additional 180-day grace period and could regain compliance while on The Nasdaq Capital Market if it demonstrates compliance with the $1.00 or more closing bid price per share requirement.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses. Additional information is available at www.modtech.com.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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